CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-110037 on Form N-1A of our report dated February 26, 2025, relating to the financial statements and financial highlights of the Pioneer AMT-Free Municipal Fund, appearing in Form N-CSR of Pioneer Series Trust II for the year ended December 31, 2024, and to the references to us under the headings “Financial highlights” in the Prospectus and “Independent registered public accounting firm” and “Financial statements” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts

April 29, 2025